Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:	Company Contact:
Jill C. Blumhoff
Chief Financial Officer
Phone: 765.497.8381
jblumhoff@inotivco.com

Inotiv, a BASi Company, Announces Closing of Pre-Clinical Research Services Transaction, Including New Financing to Fund the Transaction and Expand Discovery and DMPK Business

WEST LAFAYETTE, Ind., December 3, 2019 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) doing business as Inotiv, a leading provider of nonclinical and analytical contract research services, announced today the closing of the previously announced agreement to purchase substantially all of the assets of Pre-Clinical Research Services, Inc. (“PCRS”), a premier provider of surgical and medical device contract research services. In connection with the closing, the Company also closed on additional funding, which positions the Company to make future investments in organic growth in the drug metabolism and pharmacokinetics arena.

The Company, which recently announced the rebranding of the Company’s contract research services business under the name Inotiv, closed on the PCRS business on December 1, 2019. In addition to the previously announced terms of the transaction, the Company purchased real property comprising the main facility, and additional property located next to the facility which can be available for future expansion, for the PCRS business for $2,500,000. In order to finance the transaction, as well as provide additional capital to fund growth efforts, the Company amended and restated its credit arrangements with First Internet Bank to, among other things, increase a current line of credit under the facility from $3.5 million to $5 million, to add a capital expenditure line of credit in the principal amount of $3 million, and to add two new term loans in the amounts of approximately $1.5 million and $1.9 million, respectively, the proceeds of which were used to fund a portion of the purchase price for the PCRS business and acquired real property. A Current Report on Form 8-K containing further details regarding the transaction and financing will be filed with the U.S. Securities & Exchange Commission.

“I am pleased to announce the completion of our strategic agreement with PCRS and the new funding for our DMPK business, as we wrap up an exciting year of growth and evolution as a Company,” said Robert Leasure, Jr., the Company’s President and Chief Executive Officer. “Becoming one with PCRS allows us to provide broader services by further expanding our toxicology business and allowing us to offer surgical services for pharmaceutical and medical device clients. We’re looking to the new year with optimism, as we continue to focus on providing our clients with the broad scope and right-sized solutions essential to their success, and an experience of high-touch care and collaboration.”

Dr. Donald Maul, founder and president of PCRS, added, “We are very optimistic about the positive impact of joining Inotiv. This allows us the opportunity to provide more complete services to our clients, it creates opportunities for growth for our staff, and it provides a broader, more stable platform from which to operate. Since announcing the agreement a few weeks ago, feedback from our clients has been overwhelmingly positive, which serves to validate our strategy.”

With this closing, the Company’s clients will have the ability to work with one provider having expertise in a broad range of scientific disciplines, including:

•	Pharmacology
•	Toxicology
•	Drug Metabolism
•	Pharmacokinetics
•	Bioanalysis
•	Intravascular Device and Structural Heart Models
•	Surgical and Medical Devices
•	Scientific and Regulatory Consulting

About Inotiv, A Bioanalytical Systems, Inc., Company

Inotiv, a BASi Company, is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. BASi’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about Inotiv, A BASi Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, and various market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.